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                           MODIFICATION OF AGREEMENT

    SECTION 1.01. On July 1, 2001 ITEX CORPORATION entered into a written FEE PAID INDEPENDENT RETAIL BROKERAGE AGREEMENT with Peter Adam to purchase a non-exclusive franchise for the operation of a licensed ITEX broker office servicing approximately 1000 members of the ITEX retail trade exchange who had previously been members of UBARTER.COM. After entering into the agreement the parties discovered that the volume of combined trade volume at the time Peter Adam opened his office was substantially less than both the parties had anticipated. Therefore, the parties instead of rescinding the agreement or taking action for breach or misrepresentation, have decided to modify that agreement as follows:

    SECTION 1.02.  Paragraph 5.17 which previously stated:

         "5.17 AMOUNT OF FRANCHISE FEE. The amount of the franchise fee to be paid by Peter Adam is the sum of $400,000 (US). The fee will be payable $160,000 (US) upon execution of this agreement and the balance paid in installments of $6,666 (US) commencing July 31, 2001 and continuing each month on the last day of each subsequent month. If any payment is not received by the due date, the obligation will be deemed to be in default, at the option of ITEX, and the entire unpaid balance of the franchise fee shall be immediately due and payable. No interest shall accrue on the unpaid balance unless there is a default, after which time interest will accrue at the rate of 8% per annum."

IS REVISED TO STATE AS FOLLOWS:

5.17 AMOUNT OF FRANCHISE FEE. The amount of the franchise fee to be paid by Peter Adam is the sum of $250,000 (US). The fee will be payable for a term of thirty-nine four-weekly installments of $6410.25 (US), commencing November 1, 2001. The balance shall accrue interest at the rate of 9% per annum and shall all be due at the end of the term. Payments will be first credited to the outstanding balance. Interest shall accrue on the outstanding balance, but will not be paid until the end of the term. Because of his unforeseen expenditures upon commencement of his business operations, Peter Adam shall be entitled to a credit of $18,000(CD) against accrued interest only. If Peter Adam pays ITEX a down payment in the minimum amount of $125,000(US) within 120 days of the date of this modification, the provisions of this paragraph requiring interest to accrue and be paid shall be null and void, and the remaining balance shall be reamortized over the remaining term. If the down payment is made and interest is unpaid, the $18,000(CD) credit shall be withdrawn and no credit will be given. In the event of default, the remaining balance, together with any unpaid interest if any be due, shall be immediately be due and payable.

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SECTION 2.02.  Release

In consideration of the above provisions and mutual covenants contained herein, the parties agree to release each other from all claims arising from the circumstances described in Section 1.01. This is intended as a general release of all claims relating to those circumstances, but in no way relieves either of the parties of their mutual obligations under the original July 1, 2001 agreement or the other provisions of this modification. The parties waive the provisions of California Civil Code Section 1542 which provides in pertinent part: " A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

SECTION 3.01. Contract payment amounts

Upon execution of this agreement, ITEX CORPORATION will pay to Peter Adam by wire transfer all sums that would otherwise have been payable under the original July 1, 2001 through this date. For the six cycles commencing October 12, 2001, Peter Adam will be compensated as though Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 of the clients assigned to his broker code were on auto pay, pursuant to paragraph 2.3(e) of the July 1, 2001 agreement.

SECTION 4.01.  Effect of decrease in cash collections

Cycle 2, Fiscal Year 2002, cash collected for all of the clients assigned to Peter Adam was Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. If future cash collections for two consecutive cycles fall below Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 of this amount, all clients previously assigned for servicing by ITEX Corporation to Peter Adam shall be reassigned to other licensees or ITEX Corporate offices, at the option of ITEX. Peter Adam will not be entitled to any refund of any monies paid pursuant to paragraph 5.17.

SECTION 5.01.  Merger

This modification and the original July 1, 2001 Fee Paid Independent Retail Brokerage Agreement are the only agreements between the parties. Any previous verbal or written agreements are deemed merged into this agreement.


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SECTION 5.02  Facsimile signatures and counterparts

A facsimile signature is deemed to be legally enforceable by the parties. This agreement may be executed in counter-parts.

September 17, 2001


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PETER ADAM

ITEX CORPORATION


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COLLINS M. CHRISTENSEN
President



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